Exhibit 99.1

News Release
	First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE		CONTACT:	Paul F. Clemens

Chief Financial Officer
(630) 875-7347
TRADED:	NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2011

FIRST QUARTER RESULTS

Improved Earnings and Credit Metrics—Strong Capital and Liquidity

Operating Performance

•	Net income applicable to common shares of $7.5 million, or $0.10 per share, for first quarter 2011 compared to $5.4 million, or $0.08 per share, for first quarter 2010.

•	Net interest margin of 4.15% for first quarter 2011, up 13 basis points from 4.02% for fourth quarter 2010.

•	Commercial and industrial loan growth of 1.9%, or 7.6% annualized, for first quarter 2011.

•	Average core transactional deposits of $4.5 billion for first quarter 2011 up $611.1 million, or 15.6%, from first quarter 2010.

Credit and Capital

•	Non-performing assets reduced $29.7 million, or 11.0%, from December 31, 2010 and $52.0 million, or 17.8% from March 31, 2010.

•	Allowance for credit losses to non-performing loans increased to 76% at March 31, 2011 compared to 67% at December 31, 2010 and 65% at March 31, 2010.

•	Tier 1 common capital to risk-weighted assets of 9.88% as of March 31, 2011, up 16 basis points from 9.72% as of December 31, 2010.

•	Tangible common equity to tangible assets of 8.26% as of March 31, 2011, up 27 basis points from 7.99% as of December 31, 2010.

ITASCA, IL, April 27, 2011 – Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, reported results of operations and financial condition for first quarter 2011. Net income for the quarter was $10.2 million, before adjustments for preferred dividends and non-vested restricted shares, with net income of $7.5 million, or $0.10 per share, applicable to common shareholders after such adjustments. This compares to net income of $8.1 million and net income applicable to common shareholders of $5.4 million, or $0.08 per share, for first quarter 2010.

SUMMARY UPDATE

“Operating performance for the quarter was encouraging and reflected the continued execution of our business priorities,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “The quarter reflected notable improvement in overall earnings, credit, and capital metrics, as well as lower loan loss provisioning. Our core earnings continue to remain solid, reflecting the seasonality typically experienced in the first quarter, as well as improvement in margins, increased trust and investment advisory fees, and a pickup in our commercial loan activity.”

Mr. Scudder further commented, “Economic conditions remain challenging but appear to be slowly improving, with the pace of improvement closely tied to housing market recovery and employment. We remain focused on the proactive remediation of problem assets, continued investment in and expansion of our core business, and the prudent management of our capital. Our solid market presence and client-centered sales approach, enabled by our strong liquidity and capital position, leave us well positioned to benefit as the markets continue to recover, operating conditions stabilize, and demand for credit grows.”

In closing, Mr. Scudder said, “We were very proud to receive the recent news that First Midwest Bank ranked highest in the Midwest for Customer Satisfaction in the J.D. Power and Associates 2011 Retail Banking Satisfaction Study SM. Such recognition is testament not only to the relationship we strive to maintain with all of our clients but also the exceptional employees of First Midwest.”

OPERATING PERFORMANCE

Performance Highlights

(Dollar amounts in thousands, except per share data)

	Quarters Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Operating Performance
Net income (loss)	$10,218	$(28,159)	$8,081
Net income (loss) applicable to common shares	7,497	(30,327)	5,428
Diluted earnings (loss) per common share	$0.10	$(0.41)	$0.08
Return on average common equity	3.27%	(12.49%)	2.38%
Return on average assets	0.51%	(1.34%)	0.43%
Pre-tax, pre-provision core operating earnings	$31,427	34,998	31,737
Net interest margin	4.15%	4.02%	4.28%
Efficiency ratio	62.40%	59.08%	58.41%
Credit, Capital, and Other
Loans, including covered loans	$5,447,900	$5,475,200	$5,340,243
Average core transactional deposits (1)	$4,527,937	$4,590,489	$3,916,804
Non-performing assets (2)	$239,777	$269,466	$291,801
Tier 1 common capital to risk-weighted assets	9.88%	9.72%	10.81%
Tangible common equity to tangible assets	8.26%	7.99%	9.17%

(1)	Includes average demand deposits and average interest-bearing transactional deposits.
(2)

Excluding covered loans and covered other real estate owned, which were acquired through transactions with the Federal Deposit Insurance Corporation (“FDIC”) and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these assets.

Pre-Tax, Pre-Provision Core Operating Earnings (1)

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Income (loss) before income tax	$10,248	$(53,225)	$8,436
Provision for loan losses	19,492	73,897	18,350

Pre-tax, pre-provision earnings	29,740	20,672	26,786

Non-Operating Items
Securities gains, net	540	1,662	3,057
Losses on sales and write-downs of other real estate owned (“OREO”)	(2,227)	(15,412)	(7,879)
Integration costs associated with Federal Deposit Insurance Corporation (“FDIC”)-assisted acquisitions	—	(576)	(129)

Total non-operating items	(1,687)	(14,326)	(4,951)

Pre-tax, pre-provision core operating earnings (1)	$31,427	$34,998	$31,737

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

The decline in core operating earnings from fourth quarter 2010 resulted from lower net interest income, primarily due to lower average interest-earning assets, and seasonal changes in noninterest income and expense. First quarter 2011 was relatively unchanged compared to first quarter 2010, as higher net interest income offset higher noninterest expense, excluding losses recognized on OREO. Further discussion of noninterest income and expense is presented in later sections.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	March 31, 2011			December 31, 2010			March 31, 2010
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets:
Federal funds sold and other short-term investments investments	$483,252	$322	0.27	$609,391	$485	0.32	$55,275	57	0.42
Investment securities (1)	1,166,991	13,048	4.47	1,139,127	13,568	4.76	1,298,832	17,879	5.51
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank stock	61,338	357	2.33	61,703	347	2.25	58,495	328	2.24
Loans, excluding covered loans (1)	5,075,840	63,301	5.06	5,155,416	64,387	4.95	5,197,499	64,805	5.06
Covered interest-earning assets (2)	444,242	7,822	7.14	480,612	7,431	6.13	208,663	2,962	5.76

Total loans	5,520,082	71,123	5.23	5,636,028	71,818	5.06	5,406,162	67,767	5.08

Total interest-earning assets (1)	7,231,663	84,850	4.75	7,446,249	86,218	4.60	6,818,764	86,031	5.10

Cash and due from banks	121,494			128,919			112,437
Allowance for credit losses	(148,051)			(157,145)			(152,487)
Other assets	889,845			896,611			887,067

Total assets	$8,094,951			$8,314,634			$7,665,781

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,185,924	1,656	0.21	$3,242,301	1,930	0.23	$2,792,484	2,911	0.42
Time deposits	1,937,890	6,015	1.26	2,069,389	5,977	1.15	1,956,745	7,634	1.58
Borrowed funds	285,847	680	0.96	281,050	711	1.00	477,323	1,010	0.86
Subordinated debt	137,745	2,286	6.73	137,743	2,279	6.56	137,736	2,286	6.73

Total interest-bearing liabilities	5,547,406	10,637	0.78	5,730,483	10,897	0.75	5,364,288	13,841	1.05

Demand deposits	1,342,013			1,348,188			1,124,320

Total funding sources	6,889,419			7,078,671			6,488,608
Other liabilities	83,217			79,700			57,307
Stockholders’ equity - common	929,315			963,263			926,866
Stockholders’ equity - preferred	193,000			193,000			193,000

Total liabilities and stockholders’ equity	$8,094,951			$8,314,634			$7,665,781

Net interest income/margin (1)		$74,213	4.15		$75,321	4.02		$72,190	4.28

(1)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%.
(2)	Covered interest-earning assets consist of loans acquired through the Company’s FDIC-assisted transactions and the related FDIC indemnification asset.

Average interest-earning assets for first quarter 2011 decreased $214.6 million, or 2.9%, from fourth quarter 2010. The quarter-over-quarter decrease in average interest-earning assets was driven by remediation of non-performing loans and a reduction in average short-term investments.

Average interest-earning assets for first quarter 2011 rose $412.9 million, or 6.1%, from first quarter 2010. This increase was due primarily to the addition of covered interest-earning assets and the investment of deposits acquired in the Company’s FDIC-assisted transactions, partially offset by remediation of non-performing loans.

Average funding sources for first quarter 2011 declined $189.3 million, or 2.7%, from fourth quarter 2010. The reduction in core transactional deposits from fourth quarter 2010 to first quarter 2011 resulted from seasonal declines in public funds balances.

Average funding sources increased $400.8 million, or 6.2%, from first quarter 2010 to first quarter 2011. The growth during this period resulted from a $217.7 million, or 19.4%, rise in average demand deposits and a $393.4 million, or 14.1%, increase in average interest-bearing transactional deposits (collectively core transactional deposits). The addition of core transactional deposits reflected ongoing sales efforts, customers’ liquidity preferences in today’s low interest rate environment, and the acquisition of deposits through the Company’s FDIC-assisted transactions. This increase was partially offset by a decline in more expensive short-term borrowings.

Interest earned on covered loans is generally recognized through the accretion of the discount taken on expected future cash flows. The Company realized actual cash flows in excess of estimates on certain loans of $954,000 for first quarter 2011 and

$629,000 in fourth quarter 2010. This additional income is included in interest on covered interest-earning assets in the table above and increased net interest margin by 5 basis points for first quarter 2011 and 3 basis points for fourth quarter 2010.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			March 31, 2011 Percent Change From
	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010
Service charges on deposit accounts	$8,144	$9,202	$8,381	(11.5)	(2.8)
Trust and investment advisory fees	4,116	4,040	3,593	1.9	14.6
Other service charges, commissions, and fees	4,914	4,506	4,172	9.1	17.8
Card-based fees	4,529	4,640	3,893	(2.4)	16.3

Total fee-based revenues	21,703	22,388	20,039	(3.1)	8.3
Bank owned life insurance income	252	696	248	(63.8)	1.6
Other income	978	451	516	116.9	89.5

Total operating revenues	22,933	23,535	20,803	(2.6)	10.2
Trading gains, net	744	970	461	(23.3)	61.4
Gains on securities sales, net	540	1,718	5,820	(68.6)	(90.7)
Securities impairment losses	—	(56)	(2,763)	(100.0)	(100.0)

Total noninterest income	$24,217	$26,167	$24,321	(7.5)	(0.4)

Fee-based revenues for first quarter 2011 declined 3.1% from fourth quarter 2010 and rose 8.3% compared to first quarter 2010. The reduction from fourth quarter 2010 to first quarter 2011 was attributed to an 11.5% decline in service charges on deposits partially offset by a 9.1% increase in other service charges, commissions, and fees (primarily merchant fee income). The decline in service charges from fourth quarter 2010 was due primarily to lower overdraft occurrences by customers as well as normal seasonality.

For first quarter 2011 compared to first quarter 2010, there were increases in all categories of operating revenues except for service charges on deposits.

An increase in trust assets under management drove the increase in trust and investment advisory fees from first quarter 2010 to first quarter 2011. During this period, trust assets under management increased 14.7% from $4.0 billion to $4.6 billion. Approximately $500 million of this increase was derived equally from sales efforts and improving market values with the remaining $100 million increase resulting from the addition of managed assets acquired in an FDIC-assisted transaction.

Increased merchant fees led the increase in other service charges, commissions, and fees for both prior periods presented. The year-over-year increase in merchant fees was due primarily to a 25% volume increase resulting from customers acquired in an FDIC-assisted transaction. The increase in card-based fees from first quarter 2010 to first quarter 2011 was attributed to both volume and transaction rates.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			March 31, 2011 Percent Change From
	March 31, 2011	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010
Salaries and employee benefits	$32,523	$31,028	$26,884	4.8	21.0
OREO expense, net:
Write-downs of OREO	1,112	11,957	2,338	(90.7)	(52.4)
Losses on the sales of OREO, net	1,115	3,455	5,541	(67.7)	(79.9)
OREO operating expense, net	1,704	2,408	2,908	(29.2)	(41.4)

Total OREO expense	3,931	17,820	10,787	(77.9)	(63.6)

Loan remediation costs	2,848	2,330	3,224	22.2	(11.7)
Other professional services	2,271	2,194	3,316	3.5	(31.5)

Total professional services	5,119	4,524	6,540	13.2	(21.7)

FDIC premiums	2,725	2,967	2,532	(8.2)	7.6
Net occupancy and equipment expense	9,103	7,916	8,168	15.0	11.4
Technology and related costs	2,623	3,209	2,483	(18.3)	5.6
Advertising and promotions	1,079	1,637	1,059	(34.1)	1.9
Other expenses	8,020	7,973	7,020	0.6	14.2

Total noninterest expense	$65,123	$77,074	$65,473	(15.5)	(0.5)

Total noninterest expense, excluding losses recognized on OREO	$62,896	$61,662	$59,594	2.0	5.5

Total noninterest expense for first quarter 2011 decreased 15.5% from fourth quarter 2010 and was relatively flat from first quarter 2010. The majority of the increase in salaries and employee benefits from fourth quarter 2010 resulted from annual merit increases and increased benefit costs. The increase from first quarter 2010 to first quarter 2011 was impacted by the timing of certain benefit accruals, as well as annual merit increases and an increase in overall staffing levels, including additional staff employed through the Company’s FDIC-assisted transactions.

OREO expenses were elevated in 2010 due to higher levels of write-downs and losses on sales of OREO and related operating expenses.

An increase in the rates charged for property taxes as well as property taxes associated with branches acquired through the Company’s FDIC-assisted transactions resulted in an increase in net occupancy and equipment expense from both prior periods. In addition, in fourth quarter 2010, the Company received a refund for prior years’ property taxes based on an appeal of assessed property values.

Income Taxes

Income tax expense decreased from first quarter 2010 to first quarter 2011. Effective January 1, 2011, the Illinois corporate income tax rate increased from 7.3% to 9.5%. As a result of this rate change, the Company recorded a $1.6 million state tax benefit related to the write-up of state deferred tax assets. This benefit was offset, in part, by a $108,000 increase in first quarter 2011 income tax expense related to the rate increase. The rate increase is expected to result in an approximately 1% increase to the Company’s effective income tax rate in 2011.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of				March 31, 2011 Percent Change From
	March 31, 2011	% of Total	December 31, 2010	March 31, 2010	December 31, 2010	March 31, 2010
Corporate:
Commercial and industrial	$1,493,465	29.2%	$1,465,903	$1,454,714	1.9	2.7
Agricultural and farmland	234,898	4.6%	227,756	200,527	3.1	17.1
Commercial real estate:
Office	412,256	8.1%	396,836	396,749	3.9	3.9
Retail	320,313	6.3%	328,751	346,218	(2.6)	(7.5)
Industrial	473,311	9.3%	478,026	496,616	(1.0)	(4.7)
Multi-family	344,645	6.8%	349,862	348,178	(1.5)	(1.0)
Residential construction	151,887	3.0%	174,690	276,322	(13.1)	(45.0)
Commercial construction	153,392	3.0%	164,472	233,662	(6.7)	(34.4)
Other commercial real estate	850,334	16.7%	856,357	790,502	(0.7)	7.6

Total commercial real estate	2,706,138	53.2%	2,748,994	2,888,247	(1.6)	(6.3)

Total corporate loans	4,434,501	87.0%	4,442,653	4,543,488	(0.2)	(2.4)

Consumer:
Home equity	434, 138	8.5%	445,243	464,655	(2.5)	(6.6)
Real estate 1-4 family	178,538	3.5%	160,890	139,840	11.0	27.7
Other consumer	48,366	1.0%	51,774	47,891	(6.6)	1.0

Total consumer loans	661,042	13.0%	657,907	652,386	(0.5)	1.3

Total loans, excluding covered loans	5,095,543	100.0%	5,100,560	5,195,874	(0.1)	(1.9)

Covered loans	352,357		374,640	144,369	(5.9)	144.1

Total loans	$5,447,900		$5,475,200	$5,340,243	(0.5)	2.0

Total loans of $5.4 billion as of March 31, 2011 remained relatively unchanged from December 31, 2010. A decline in the construction loan portfolios from December 31, 2010 was substantially offset by annualized growth of 7.6% in commercial and industrial loans.

Total loans increased $107.7 million, or 2.0%, from March 31, 2010 to March 31, 2011. The growth was driven by the addition of covered loans acquired through the Company’s FDIC-assisted transactions, which more than offset declines in the construction loan portfolios.

Asset Quality

(Dollar amounts in thousands)

	As Of
	2011	2010
	March 31	December 31	March 31
Non-performing assets, excluding covered loans and covered OREO
Non-accrual loans	$186,563	$211,782	$216,073
90 days or more past due loans	5,231	4,244	7,995

Total non-performing loans	191,794	216,026	224,068

Restructured loans (still accruing interest)	14,120	22,371	5,168
Other real estate owned	33,863	31,069	62,565

Total non-performing assets	$239,777	$269,466	$291,801

30-89 days past due loans	$28,927	$23,646	$28,018

Non-accrual loans to total loans	3.66%	4.15%	4.16%
Non-performing loans to total loans	3.76%	4.24%	4.31%
Non-performing assets to loans plus OREO	4.67%	5.25%	5.55%
Allowance for credit losses to loans	2.85%	2.84%	2.79%
Allowance for credit losses to non-accrual loans	78%	69%	67%
Allowance for credit losses to non-performing loans	76%	67%	65%

Covered loans and covered OREO (1)
Non-accrual loans	$—	$—	$—
90 days or more past due loans (2)	91,165	86,910	52,464

Total non-performing loans	91,165	86,910	52,464
Restructured loans (still accruing interest)	—	—	—
Other real estate owned	28,871	29,698	8,649

Total non-performing assets	$120,036	$116,608	$61,113

30-89 days past due loans	$10,399	$18,445	$10,175

Non-performing assets, including covered loans and covered OREO
Non-accrual loans	$186,563	$211,782	$216,073
90 days or more past due loans	96,396	91,154	60,459

Total non-performing loans	282,959	302,936	276,532

Restructured loans (still accruing interest)	14,120	22,371	5,168
Other real estate owned	62,734	60,767	71,214

Total non-performing assets	$359,813	$386,074	$352,914

30-89 days past due loans	$39,326	$42,091	$38,193

Non-accrual loans to total loans	3.42%	3.87%	4.05%
Non-performing loans to total loans	5.19%	5.53%	5.18%
Non-performing assets to loans plus OREO	6.53%	6.97%	6.52%
Allowance for credit losses to loans	2.66%	2.65%	2.71%
Allowance for credit losses to non-accrual loans	78%	69%	67%
Allowance for credit losses to non-performing loans	51%	48%	52%

(1)

Covered loans and covered OREO were acquired through transactions with the FDIC and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these assets.

(2)	These loans are past due based on contractual terms, but are performing according to the Company’s current expectations of cash flows.

Non-performing assets, excluding covered loans and covered OREO, were $239.8 million at March 31, 2011, decreasing $29.7 million, or 11.0%, from December 31, 2010 and $52.0 million, or 17.8%, from March 31, 2010. The reductions were substantially due to remediation activities, dispositions, and charge-offs partially offset by loans downgraded to non-accrual status. During the quarter, the Company either sold or transferred to held-for-sale $19.5 million in non-performing assets and returned $9.6 million of restructured loans to performing status as a result of satisfactory payment performance after the modification of the loans.

Charge-off Data

(Dollar amounts in thousands)

	Quarters Ended
	March 11, 2011	% of Loan Category	% of Total	December 31, 2010	March 31, 2010
Net loans charged-off:
Commercial and industrial	$3,128	0.21	16.9	$10,198	$4,463
Agricultural and farmland	9	—	—	125	141
Office, retail, and industrial	1,183	0.10	6.4	2,888	1,644
Multi-family	549	0.16	3.0	1,206	512
Residential construction	5,418	3.57	29.4	35,935	4,452
Commercial construction	261	0.17	1.4	7,743	270
Other commercial real estate	5,358	0.63	29.0	12,202	4,449
Consumer	2,563	0.39	13.9	2,612	2,403

Total net loans charged-off, excluding covered loans	18,469	0.36	100.0	72,909	18,334

Net charge-offs on covered loans	1,092			935	—

Total net charge-offs	$19,561			$73,844	$18,334

Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	1.48%			5.61%	1.43%
Year-to-date	1.48%			2.80%	1.43%

Net charge-offs for first quarter 2011 were down $54.3 million, or 73.5%, from fourth quarter 2010 and up $1.2 million, or 6.7%, from first quarter 2010. The quarter-over-quarter variance was driven by the additional charge-offs related to the change in disposition strategy implemented in fourth quarter 2010 with respect to certain construction related loans and OREO properties.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

				Regulatory Minimum For “Well- Capitalized”	Excess Over Required Minimums at March 31, 2011
	March 31,		December 31,
	2011	2010	2010
Regulatory capital ratios:
Total capital to risk-weighted assets	16.36%	17.23%	16.18%	10.00%	64%	$400,070
Tier 1 capital to risk-weighted assets	14.29%	15.17%	14.11%	6.00%	138%	$521,783
Tier 1 leverage to average assets	11.53%	13.06%	11.16%	5.00%	131%	$509,471

Regulatory capital ratios, excluding preferred stock (1):
Total capital to risk-weighted assets	13.29%	14.20%	13.12%	10.00%	33%	$207,070
Tier 1 capital to risk-weighted assets	11.22%	12.14%	11.06%	6.00%	87%	$328,783
Tier 1 leverage to average assets	9.06%	10.45%	8.74%	5.00%	81%	$316,471

Tier 1 common capital to risk-weighted assets (2) (3)	9.88%	10.81%	9.72%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity ratios:
Tangible common equity to tangible assets	8.26%	9.17%	7.99%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.58%	9.42%	8.34%	N/A (3)	N/A (3)	N/A	(3)
Tangible common equity to risk-weighted assets	10.18%	10.52%	9.93%	N/A (3)	N/A (3)	N/A	(3)

(1)	These ratios exclude the impact of $193.0 million in preferred shares issued to the U.S. Department of the Treasury in December 2008 as part of its Capital Purchase Plan.
(2)	Excludes the impact of preferred shares and trust-preferred securities.
(3)	Ratio is not subject to formal Federal Reserve regulatory guidance.

All regulatory mandated ratios for characterization as “well-capitalized” were exceeded as of March 31, 2011.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located primarily in metropolitan Chicago. First Midwest was recently recognized by the Chicago Tribune as one of the top 20 best places to work in Chicago among large employers. First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power and Associates 2011 Retail Banking Satisfaction Study (SM). The study was based on 51,620 total responses measuring 27 providers in the Midwest region (IA, IL, KS, MO, MN, and WI) and measures opinions of consumers with their primary banking provider. These proprietary study results are based on experiences and perceptions of consumers surveyed in January 2011. Your experiences may vary. Visit jdpower.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Wednesday, April 27, 2011 at 10:00 A.M. (EDT). Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. domestic) or (412) 317-6789 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 450019 beginning one hour after completion of the live call until 9:00 A.M. (EDT) on May 5, 2011. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Condensed Consolidated Statements of Financial Condition

•	Condensed Consolidated Statements of Income

•	Non-performing Assets and Past Due Loans

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	March 31, 2011	December 31, 2010	March 31, 2010
Assets
Cash and due from banks	$104,982	$102,495	$97,251
Interest-bearing deposits in other banks	421,478	483,281	2,928
Federal funds sold and other short-term investments	—	—	26,735
Trading account securities, at fair value	16,227	15,282	14,114
Securities available-for-sale, at fair value	1,057,758	1,057,802	1,152,039
Securities held-to-maturity, at amortized cost	81,218	81,320	90,449
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	61,338	61,338	59,428
Loans held-for-sale	3,800	236	—
Loans, excluding covered loans	5,095,543	5,100,560	5,195,874
Covered loans	352,357	374,640	144,369
Allowance for loan losses	(142,503)	(142,572)	(144,824)

Net loans	5,305,397	5,332,628	5,195,419

Other real estate owned (“OREO”), excluding covered OREO	33,863	31,069	62,565
Covered OREO	28,871	29,698	8,649
Federal Deposit Insurance Corporation (“FDIC”) indemnification asset	78,468	88,981	54,591
Premises, furniture, and equipment	138,119	140,907	128,180
Investment in bank owned life insurance	197,889	197,644	198,201
Goodwill and other intangible assets	290,135	291,383	280,477
Accrued interest receivable and other assets	225,445	232,909	221,881

Total assets	$8,044,988	$8,146,973	$7,592,907

Liabilities and Stockholders’ Equity

Deposits
Transactional deposits	$4,545,670	$4,519,492	$3,948,025
Time deposits	1,874,224	1,991,984	1,916,079

Total deposits	6,419,894	6,511,476	5,864,104
Borrowed funds	273,342	303,974	387,163
Subordinated debt	137,746	137,744	137,737
Accrued interest payable and other liabilities	90,130	81,734	60,135

Total liabilities	6,921,112	7,034,928	6,449,139

Preferred stock	191,050	190,882	190,392
Common stock	858	858	858
Additional paid-in capital	422,405	437,550	434,704
Retained earnings	794,569	787,678	815,395
Accumulated other comprehensive loss, net of tax	(24,373)	(27,739)	(18,878)
Treasury stock, at cost	(260,633)	(277,184)	(278,703)

Total stockholders’ equity	1,123,876	1,112,045	1,143,768

Total liabilities and stockholders’ equity	$8,044,988	$8,146,973	$7,592,907

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Interest Income
Loans	$62,917	$63,983	$64,480
Investment securities	9,865	10,230	13,952
Covered loans	7,822	7,431	2,962
Federal funds sold and other short–term investments	679	832	385

Total interest income	81,283	82,476	81,779

Interest Expense
Deposits	7,671	7,907	10,545
Borrowed funds	680	711	1,010
Subordinated debt	2,286	2,279	2,286

Total interest expense	10,637	10,897	13,841

Net interest income	70,646	71,579	67,938
Provision for loan losses	19,492	73,897	18,350

Net interest income (loss) after provision for loan losses	51,154	(2,318)	49,588

Noninterest Income
Service charges on deposit accounts	8,144	9,202	8,381
Trust and investment management fees	4,116	4,040	3,593
Other service charges, commissions, and fees	4,914	4,506	4,172
Card-based fees	4,529	4,640	3,893

Total fee-based revenues	21,703	22,388	20,039
Bank owned life insurance income	252	696	248
Securities gains, net	540	1,662	3,057
Other	1,722	1,421	977

Total noninterest income	24,217	26,167	24,321

Noninterest Expense
Salaries and employee benefits	32,523	31,028	26,884
OREO expense, net	3,931	17,820	10,787
FDIC premiums	2,725	2,967	2,532
Net occupancy and equipment expense	9,103	7,916	8,168
Technology and related costs	2,623	3,209	2,483
Professional fees	5,119	4,524	6,540
Other	9,099	9,610	8,079

Total noninterest expense	65,123	77,074	65,473

Income (loss) before income tax	10,248	(53,225)	8,436
Income tax expense (benefit)	30	(25,066)	355

Net income (loss)	10,218	(28,159)	8,081
Preferred dividends	(2,581)	(2,579)	(2,572)
Net (income) loss applicable to non-vested restricted shares	(140)	411	(81)

Net income (loss) applicable to common shares	$7,497	$(30,327)	$5,428

Diluted earnings (loss) per common share	$0.10	$(0.41)	$0.08
Dividends declared per common share	$0.01	$0.01	$0.01
Weighted average diluted shares outstanding	73,151	73,085	70,469